Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

EV Mobility, Inc. (the “Company”) plans to file a Registration Statement on Form S-1 (together with any amendments thereto, the “Registration Statement”) with the U.S. Securities and Exchange Commission registering its common stock for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

October 18, 2023

By:	/s/ Isaac Deutsch
Name:	Isaac Deutsch